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                                                                    EXHIBIT  11


                            GENERAL HOST CORPORATION

             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)




                                                Twelve Weeks Ended                  Forty Weeks Ended
                                            ----------------------------       ----------------------------
                                            November 5,      November 6,       November 5,      November 6,
                                               1995             1994              1995             1994
                                            -----------      -----------       -----------      -----------
Earnings (loss) for full dilution:
  Loss from continuing operations           $ (11,899)       $  (7,047)        $  (3,780)      $    (989)
  Add interest on 8% Convertible
    Debentures, net of tax effect               1,116            1,200             3,720           4,000
                                            ---------        ---------         ---------       ---------
  Income (loss) from continuing
    operations, as adjusted                   (10,783)          (5,847)              (60)          3,011
  Loss from discontinued operations            (2,793)                            (2,793)
                                            ---------        ---------         ---------       ---------
  Net income (loss), as adjusted            $ (13,576)       $  (5,847)        $  (2,853)      $   3,011
                                            =========        =========         =========       =========


Shares used for calculating primary
  earnings per share                           22,143           22,151            22,143          22,134
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                                6,908            6,908             6,908           6,908
  Additional shares resulting from
    assumed exercise of stock options               5                0                 6               0
                                            ---------        ---------         ---------       ---------
                                               29,056           29,059            29,057          29,042
                                            =========        =========         =========       =========


Fully diluted earnings (loss) per share:
  Income (loss) from continuing
    operations                              $    (.37)       $    (.20)        $    (.00)      $     .10
  Loss from discontinued operations              (.10)                              (.10)
                                            ---------        ---------         ---------       ---------
  Fully diluted income (loss) per share     $    (.47)(1)    $    (.20)(1)     $    (.10)(1)   $     .10(1)
                                            =========        =========         =========       =========



(1) This calculation is submitted in accordance with Regulation S-K item 601
    (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.